UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 19, 2018

Hilton Worldwide Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On April 19, 2018, Hilton Worldwide Finance LLC (the “Borrower”), an indirect subsidiary of Hilton Worldwide Holdings Inc. (the “Company”), entered into Amendment No. 4 (the “Amendment”) to the Credit Agreement dated as of October 25, 2013 (as amended by Amendment No. 1 to the Credit Agreement dated as of August 18, 2016, as further amended by Amendment No. 2 to the Credit Agreement dated as of November 21, 2016 and as further amended by Amendment No. 3 to the Credit Agreement dated as of March 16, 2017, the “Credit Agreement”). After giving effect to (i) the Amendment and (ii) the repayment of approximately $500 million of term B-2 loans outstanding under the Credit Agreement with proceeds from the issuance and sale of 5.125% Senior Notes due 2026 by Hilton Domestic Operating Company Inc., a direct subsidiary of the Borrower, on April 13, 2018, the aggregate principal amount of term B-2 loans outstanding under the Credit Agreement will equal approximately $3,419 million (the “Repriced Term Loans). The Repriced Term Loans provide for substantially the same terms as the outstanding term B-2 loans, which mature on October 25, 2023, except that the Repriced Term Loans (i) provide for a reduced applicable margin on LIBOR rate loans of 1.75% and a reduced applicable margin on base rate loans of 0.75% and a LIBOR floor of 0.00%; (ii) provide for a premium of 1.00% of the aggregate principal amount of any Repriced Term Loans prepaid as a result of certain repricing transactions occurring within six months of the effective date of the Amendment; and (iii) are subject to periodic amortization payments to be made on the last business day of each quarter in installments in an aggregate principal amount equal to 0.25% of the original principal amount of the Repriced Term Loans (which amounts shall be reduced given the application of prepayments on the Repriced Term Loans in order of priority required pursuant to the Repriced Term Loans), with the remaining amount payable on the applicable maturity date with respect to such Repriced Term Loans.

Certain of the participants in the Credit Agreement and their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Company and/or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such document which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Information.

On April 18, 2018, the Company completed its previously announced repurchase of 16,500,000 shares of common stock from a selling stockholder affiliated with HNA Tourism Group Co., Ltd. (“HNA”) and HNA ceased to beneficially own any shares of the Company’s common stock.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 4, dated as of April 19, 2018, to the Credit Agreement, dated as of October 25, 2013 (as amended by Amendment No. 1 to the Credit Agreement dated as of August 18, 2016, as further amended by Amendment No. 2 to the Credit Agreement dated as of November 21, 2016 and as further amended by that certain Amendment No. 3 to the Credit Agreement dated as of March 16, 2017), by and among Hilton Worldwide Holdings Inc., Hilton Worldwide Parent LLC, Hilton Worldwide Finance LLC, the other guarantors party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent, collateral agent, swing line lender and L/C issuer and the other lenders party thereto from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/S/ KEVIN J. JACOBS
Name:	Kevin J. Jacobs
Title:	Executive Vice President and Chief Financial Officer

Date: April 19, 2018